EXHIBIT 99.1
Hayes Lemmerz Posts Second Quarter Earnings with Improved Adjusted EBITDA, Completion of Balance Sheet Restructuring, and Reaffirms Guidance for Full Fiscal Year 2007
Northville, Mich., September 6, 2007 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today reported that sales for the fiscal second quarter ended July 31, 2007 were $570.3 million, up 19% from $480.8 million in the year earlier quarter. The sales increase came from strong international steel and aluminum wheel sales, metals cost recovery and favorable currency fluctuations, the Company said.
For the fiscal second quarter, the Company reported Adjusted EBITDA of $48.5 million, up $6.6 million from $41.9 million a year earlier, and a loss from operations of $4.8 million, compared with year earlier earnings from operations of $7.4 million.
“We continue our strategy of restructuring our business, executing our operating plan, and extending the lead in our global wheel business,” said Curtis J. Clawson, President, CEO and Chairman of the Board.
As part of the Company’s ongoing restructuring efforts, Hayes Lemmerz reached important milestones in the second quarter that significantly improve its long-term outlook, while imposing one-time transaction costs. “We greatly strengthened our balance sheet by raising $193.1 million through an equity rights offering and a direct equity investment, and paying down $130.8 million of long term debt,” said Mr. Clawson. The balance sheet restructuring, which included the rights offering, new senior credit facilities totaling approximately $495 million, and €130 million (approximately $175 million) of 8 1/4% senior unsecured notes issued by a European subsidiary, “improved our liquidity by $80 million, will generate interest cost savings of approximately $24 million annually, and extends all significant debt maturities until 2013 or later,” Mr. Clawson said.
The Company also continues to focus on its core capabilities. On June 29 it sold its MGG subsidiary in Europe, whose three facilities in Belgium and the Netherlands produce aluminum components, and accounted for about $140 million of sales annually. On July 5, the Company completed the sale of its aluminum components facility in Wabash, IN, which contributed about $60 million of annual sales. Hayes Lemmerz realized $15 million net cash from the sale of the two operations, while booking a $40 million non-cash charge related to the sales.
Mr. Clawson noted that Hayes Lemmerz “continues to execute its operating plan by winning new business from international automakers whose business is growing, and continues to rely less on the Big Three U.S. automakers.” Hayes Lemmerz expects 44% of its sales in 2007 will come from leading-cost regions, and 50% to 55% in 2008, compared with only 35% in 2004, he said.
“We are continuing to extend the lead in wheels with international expansion in leading-cost regions,” Mr. Clawson said.
“Continuing to invest in leading-cost international markets is reflected in our improving profitability,” he said; earnings from global wheel operations were almost double for the first half of 2007 compared with the first half of 2005.
Including impairment charges, the Company reported a loss from continuing operations of $61.2 million, including a $21.2 million charge related to early extinguishment of debt, compared with a loss from operations of $28.9 million in the year earlier quarter. The Company also reported a $25.9 million loss from discontinued operations compared to a profit from discontinued operations of $2.0 million a year earlier, resulting in a net loss of $87.1 million in the recent second quarter, compared with a year earlier loss of $26.9 million.
Free cash flow for the second quarter, excluding the effects of the Company’s accounts receivables securitization program, was negative $13.8 million, essentially the same as in the second quarter of second 2006.
The Company also reaffirmed its earnings guidance for the full fiscal year 2007, which was updated May 15, 2007. The Company expects revenue of approximately $2.2 billion for the fiscal year ending January 31, 2008. Adjusted EBITDA is expected to be in the range of $200 million to $210 million. The Company expects positive free cash flow (excluding securitization impact). Capital expenditures for the fiscal year are expected to be between $90 million to $95 million.
Use of Non-GAAP Financial Information
EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude asset impairment losses and other restructuring charges, reorganization items and other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. In addition, incentive compensation for management is based on Adjusted EBITDA. Free cash flow is defined as cash from operating activities minus capital expenditures plus cash from discontinued operations and the sale of assets. Management uses free cash flow to identify the amount of cash available to meet debt amortization requirements, pay dividends to stockholders or make corporate investments.
Conference Call
Hayes Lemmerz International, Inc. will host a telephone conference call, today, Thursday, September 6, 2007, at 10:00 a.m. (ET), to discuss the Company’s fiscal year 2007 second quarter financial results. To participate by phone, please dial 10 minutes prior to the call: (888) 295-5935 from the United States and Canada or (706) 758-0212 from outside the United States. Callers should ask to be connected to Hayes Lemmerz earnings conference call, Conference ID# 12261254. The conference call will be accompanied by a slide presentation, which can be accessed this morning through the Company’s web site, in the Investor Kit presentations section at http://www.hayes-lemmerz.com/Investor_Kit/Overview/Presentations/www-presentations.html.
A replay of the call will be available today, September 6, 2007, from 1:00 p.m. (ET) until 11:59 p.m. (ET), September 16, 2007, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID#12261254. An audio replay of the call is expected to be available on the Company’s website beginning 48 hours after completion of the call.
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels, brakes and powertrain components. The Company has 26 facilities and approximately 7,500 employees worldwide.
Forward Looking Statements
This press release contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this press release are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” believe,” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) competitive pressure in our industry; (2) fluctuations in the price of steel, aluminum, and other raw materials; (3) changes in general economic conditions; (4) our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales; (5) pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers; (6) changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money; (7) the uncertainties inherent in international operations and foreign currency fluctuations; (8) our ability to divest non-core assets and businesses; and (9) the risks described in our most recent Annual Report on Form 10-K and our periodic statements filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(Unaudited)

	Actual	Actual
	July 31, 2007	January 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$52.1	$37.8
Receivables	316.5	242.6
Other Receivables	54.0	43.2
Inventories	196.7	159.9
Assets held for sale	3.1	110.3
Prepaid expenses and other	15.8	15.2

Total current assets	638.2	609.0

Property, and plant equipment, net	671.1	657.2
Goodwill, intangibles and other long term assets	442.4	425.0

Total assets	$1,751.7	$1,691.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and other notes	$29.1	$27.9
Current portion of long-term debt	4.9	6.7
Liabilities held for sale	1.2	47.5
Accounts payable and other accrued liabilities	451.8	359.9

Total current liabilities	487.0	442.0

Long-term debt, net of current portion	530.6	659.4
Pension and other long-term liabilities	438.1	431.9
Minority interest	57.6	56.1
Stockholders’ equity:
Common stock, par value $0.01 per share	1.0	0.4
Additional paid in capital	875.8	678.6
Retained earnings	(836.4)	(733.6)
Accumulated other comprehensive income	198.0	156.4

Total stockholders’ equity	238.4	101.8

Total liabilities and stockholders’ equity	$1,751.7	$1,691.2

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions of dollars)
(Unaudited)

	Actual	Actual	Actual	Actual
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	July 31, 2007	July 31, 2006	July 31, 2007	July 31, 2006
Net sales	$570.3	$480.8	$1,099.6	$950.6
Cost of goods sold	513.6	432.8	980.9	859.6

Gross profit	56.7	48.0	118.7	91.0
Marketing, general and administration	47.5	38.0	84.6	71.5
Amortization of intangibles	2.7	2.7	5.4	5.4
Asset impairments and other restructuring charges	1.6	2.8	4.0	6.3
Other (income) expense, net	9.7	(2.9)	7.5	(4.0)

Earnings (loss) from operations	(4.8)	7.4	17.2	11.8
Interest expense, net	15.9	19.6	34.0	36.3
Loss on early extinguishment of debt	21.2	—	21.5	—
Other non-operating expense	—	(0.2)	—	(0.2)

Loss before income taxes and minority interest	(41.9)	(12.0)	(38.3)	(24.3)
Income tax provision	13.5	14.6	22.7	19.3

Loss before minority interest	(55.4)	(26.6)	(61.0)	(43.6)
Minority interest	5.8	2.3	9.5	4.2
Income (loss) from discontinued operations	(25.9)	2.0	(31.9)	3.3

Net loss	(87.1)	(26.9)	(102.4)	(44.5)

Loss per common share data
Basic and diluted:

Loss from continuing operations	$(0.61)	$(0.76)	$(1.18)	$(1.25)

(Loss) income from discontinued operations	(0.26)	0.05	(0.53)	0.09

Net loss	$(0.87)	$(0.71)	$(1.71)	$(1.16)

Weighted average shares outstanding (in millions)	99.9	38.2	59.9	38.1

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(Unaudited)

	Actual	Actual
	Six Months Ended	Six Months Ended
	July 31, 2007	July 31, 2006
Cash provided by operating activities	$1.3	$65.1

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(41.5)	(25.6)
Proceeds from sale of assets	1.3	0.9
Capital contribution by minority shareholders	0.0	0.4

Cash used for investing activities	(40.2)	(24.3)

Cash flows from financing activities:
Changes in bank borrowings and credit facility	(0.4)	(0.5)
Bank finance fees paid	(14.8)	(2.9)
Borrowings/(repayment) on long term debt	(130.8)	(2.9)
Dividends paid to minority shareholders	(10.1)	(1.0)
Proceeds from issuance of common stock	193.1	—
Call premium on redemption of Senior Notes	(9.0)	—
Fees paid for Rights Offering	(7.7)	—

Cash provided by (used for) financing activities	20.3	(7.3)

Net cash provided by (used for) discontinued operations	30.5	(10.8)
Effect of exchange rate changes on cash and cash equivalents	2.4	1.7

Increase in cash and cash equivalents	14.3	24.4
Cash and cash equivalents at beginning of period	37.8	41.4

Cash and cash equivalents at end of period	$52.1	$65.8